Exhibit 10.36

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of May 24, 2019 and is entered into by and between DERMAVANT SCIENCES LTD., an exempted company organized under the laws of Bermuda (“Parent”), DERMAVANT HOLDINGS LIMITED, a private limited company incorporated under the laws of England and Wales (“Dermavant England”), DERMAVANT SCIENCES GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and organized under the laws of Switzerland (“Dermavant Switzerland”), and each of Parent’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Agreement (hereinafter collectively referred to as the “Borrowers” and each, a “Borrower”), DERMAVANT SCIENCES, INC., a Delaware corporation (“Dermavant Delaware”, and together with each other guarantor party hereto from time to time, each a “Guarantor”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A. Borrowers have requested Lender to make available to the Borrowers a loan in an aggregate principal amount of Twenty Million Dollars ($20,000,000.00) (the “Term Loan”); and

B. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, each Loan Party, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“10 Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks, of the Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement) must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, any Loan Party and a third party bank or other institution (including a Securities Intermediary) in which any Loan Party maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts, including as provided for in the Bermuda Security Documents, English Security Documents and Swiss Security Documents.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H to the Disclosure Letter, which account numbers shall be redacted for security purposes if and when filed publicly by Parent.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by any Borrower to Agent in substantially the form of Exhibit A to the Disclosure Letter, which account numbers shall be redacted for security purposes if and when filed publicly by Parent.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means October 1, 2020; provided however, if the applicable milestones below occur, the “Amortization Date” shall be as set forth below:

Milestone	Amortization Date
The achievement of Financing Milestone II prior to October 1, 2020.	July 1, 2021
The achievement of the Clinical Milestone on prior to the then-applicable Amortization Date.	January 1, 2022

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Amount” means $15,000,000; provided however, if the Loan Parties achieve Financial Milestone I, the “Applicable Amount” shall be $10,000,000.

“Assignee” has the meaning given to it in Section 11.14.

“Bermuda Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) that certain Bermuda-law security agreement, dated as of the Initial Advance Date, between Parent and Agent, and (b) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means Parent’s Board of Directors.

“Board of Directors” means the board of directors or comparable governing body of such Person, or any subcommittee thereof, as applicable.

“Borrower” has the meaning given to it in the preamble to this Agreement.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Loan Party or which any Loan Party intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Loan Party since its incorporation or formation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means

(a) any reorganization, recapitalization, consolidation, amalgamation or merger (or similar transaction or series of related transactions) of Parent, or any sale or exchange of outstanding Equity Interests (or similar transaction or series of related transactions) of Parent, and in each case as a result of such transaction Roivant ceases to own, directly or indirectly, shares representing more than fifty percent (50%) of the voting power of Parent or the surviving entity of such transaction or series of related transactions, in each case without regard to whether Parent is the surviving entity and, in each case, any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than Roivant owns, directly or indirectly, shares representing more than thirty-five percent (35%) of the voting power of Parent or such surviving entity;

(b) Parent ceases to own one hundred percent (100%) of the Equity Interests of Dermavant England; and

(c) Dermavant England ceases to own one hundred percent (100%) of the Equity Interests of each of Dermavant Delaware and Dermavant Switzerland. Notwithstanding the foregoing, the merger of a Loan Party into any other Loan Party shall not constitute a Change in Control.

“Change in Law” means the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule or regulation or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” has the meaning given to it in Section 11.11.

“Clinical Milestone” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing; and (b) the tapinarof Phase 3 parallel studies for the treatment of psoriasis have achieved statistically significant protocol specified primary endpoints and demonstrate an acceptable safety profile, which together is sufficient to file a New Drug Application with the FDA for tapinarof for the treatment of psoriasis, in each case satisfactory to Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent) in consultation with the Loan Parties.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given to it in Section 3.4.

“Collateral Assignment Agreement” means that certain Collateral Assignment Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Dermavant Switzerland, as assignor and Agent, as assignee.

“Compliance Certificate” means a compliance certificate substantially in the form attached hereto as Exhibit F.

“Confidential Information” has the meaning given to it in Section 11.13.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any Hedging Agreement; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount that would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contribution Notice” means a contribution notice issued by the UK Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, Bermuda, the United Kingdom, Switzerland or of any other country.

“Deposit Accounts” means any “deposit account,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit wherever located.

“Disclosure Letter” means that certain letter, dated as of the date hereof, delivered by Parent to Agent.

“Dollars” means the lawful currency of the United States of America.

“Due Diligence Fee” means Twenty-Five Thousand Dollars ($25,000.00), which fee has been fully earned and paid to Lender prior to the Closing Date.

“End of Term Charge” means any end of term charge payable pursuant to Section 2.11.

“English Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) that certain English-law Debenture, dated as of the Initial Advance Date, between Dermavant England and the Agent, (b) that certain English-law Share Charge, dated as of the Initial Advance Date, between Parent and the Agent, and (c) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person but excluding, for the avoidance of doubt, securities offered in the Permitted Convertible Debt Financing and any other Indebtedness that is convertible into or otherwise exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Accounts” means (i) any Deposit Account that is used solely as a payroll account for the employees of any Loan Party or any of its Subsidiaries or the funds in which consist solely of funds held in trust for any director, officer or employee of such Loan Party or Subsidiary or any employee benefit plan maintained by such Loan Party or Subsidiary or funds representing deferred compensation for the directors and employees of such Loan Party or Subsidiary, collectively not to exceed 150% of the amount to be paid in the ordinary course of business in the then-next payroll cycle, (ii) escrow accounts, Deposit Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered as set forth on Schedule 1C to the Disclosure Letter or pursuant to clauses (vi), (xiv), (xvii) or (xix) of the definition of Permitted Liens (but only to the extent required to be excluded pursuant to the underlying documents entered into in connection with such Permitted Liens in the ordinary course of business); (iii) accounts containing no (zero) balance; (iv) Deposit Account with a balance less than $100,000; provided, that the aggregate balance of all such Deposit Accounts excluded pursuant to this clause (iv) shall at no time exceed Five Hundred Thousand Dollars ($500,000); and (v) prior to the lapse of any grace period set forth therein, accounts described in the Schedule 4.4 to the Disclosure Letter.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.9(g), (d) any withholding Taxes imposed under FATCA, (e) Swiss Withholding Tax imposed as a result of a Lender (A) having sold (including any sale of a participation) or assigned any interest in the Loan or Term Commitment or (B) ceasing to be a Qualifying Bank other than as a result of any Change in Law after the date it became a party to this Agreement, and (f) any U.K. Withholding Tax imposed on amounts payable to or for the account of a Lender (or an assignee or participant of a Lender) with respect to an applicable interest in a Loan or Term Commitment to the extent such Lender (or assignee) was not (subject to the completion of any relevant procedural formalities) entitled to a full exemption from U.K. Withholding Tax with respect to the relevant payment on the date of execution of this Agreement (or in the case of an assignee, the date the assignee became a Lender in accordance with Section 11.07(c)) or after that date is not so entitled, other than as a result of a change in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority.

“Facility Charge” means Two Hundred Thousand Dollars ($200,000), which shall be fully earned as of the Closing Date and, subject to the occurrence thereof, payable to Lender in accordance with Section 4.2(g).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Financial Milestone I” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing; and (b) Parent has raised at least One Hundred Three Million Dollars ($103,000,000.00) in cumulative unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction other than in the case of any Permitted Convertible Debt Financing) net cash proceeds from one or more bona fide equity financings, Subordinated Indebtedness (which, for the avoidance of doubt, may include the Net Proceeds received from any Permitted Convertible Debt Financing (other than any amounts used to purchase equity derivatives in connection with such Permitted Convertible Debt Financing)) and/or upfront milestone proceeds and proceeds from business development transactions permitted under this Agreement, after May 6, 2019 and on or prior to December 31, 2019, subject to verification by Agent (including supporting documentation requested by Agent) in its reasonable discretion.

“Financial Milestone II” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing; and (b) Parent has raised at least One Hundred Ten Million Dollars ($110,000,000.00) (inclusive of proceeds applied towards Financial Milestone I) in cumulative unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction other than in the case of any Permitted Convertible Debt Financing) net cash proceeds from one or more bona fide equity financings, Subordinated Indebtedness (which, for the avoidance of doubt, may include the Net Proceeds received from any Permitted Convertible Debt Financing (other than any amounts used to purchase equity derivatives in connection with such Permitted Convertible Debt Financing)) and/or upfront milestone proceeds and proceeds from business development transactions permitted under this Agreement, after May 6, 2019 and on or prior to December 31, 2019, subject to verification by Agent (including supporting documentation requested by Agent) in its reasonable discretion.

“Financial Milestone III” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing; (b) Parent has raised at least One Hundred Sixty Million Dollars ($160,000,000.00) (inclusive of proceeds applied towards Financial Milestone I and Financial Milestone III) in cumulative unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction other than in the case of any Permitted Convertible Debt Financing) net cash proceeds from one or more bona fide equity financings, Subordinated Indebtedness (which, for the avoidance of doubt, may include the Net Proceeds received from any Permitted Convertible Debt Financing (other than any amounts used to purchase equity derivatives in connection with such Permitted Convertible Debt Financing)) and/or upfront milestone proceeds and proceeds from business development transactions permitted under this Agreement, after May 6, 2019 and on or prior to March 31, 2020, subject to verification by Agent (including supporting documentation requested by Agent) in its reasonable discretion and (c) Agent and the Lenders have received evidence satisfactory to Agent and the Lenders in their reasonable discretion (after consultation with the Loan Parties) that the Loan Parties have achieved sufficient progress towards achieving the Clinical Milestone on or prior to June 30, 2020.

“Financial Statements” has the meaning given to it in Section 7.1.

“Financial Support Direction” means a financial support direction issued by the UK Pensions Regulator under section 43 of the Pensions Act 2004.

“Foreign Collateral” has the meaning given to it in Section 3.4.

“Funding Agreement” means that certain Funding Agreement dated as of July 10, 2018, and between Dermavant Switzerland and NovaQuest Co-Investment Fund VIII, L.P., as amended by that certain First Amendment to Funding Agreement dated October 11, 2018.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” has the meaning given to it in the preamble to this Agreement.

“Guaranty Agreement” means that certain Unconditional Secured Guaranty, dated as of the date hereof, by Dermavant Delaware, in favor of the Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement incurred by any Loan Party or any of its Subsidiaries not for speculative purposes and entered into in the ordinary course of business.

“HMRC” means HM Revenue & Customs of the U.K.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Advance Date” means the first Advance Date to occur hereunder.

“Insolvency Event” means, in relation to an entity that: (a) such entity shall make an assignment for the benefit of creditors; (b) such entity shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent or is deemed to, or is declared to, be unable to pay its debts under any applicable law; (c) such entity shall file a voluntary petition in bankruptcy; (d) such entity shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; (e) such entity shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such entity or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such entity; (f) such entity shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; (g) such entity or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (e); (h) (i) thirty (30) days shall have expired after the commencement of an involuntary action against such entity seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity being stayed, (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed, (iii) such entity shall file any answer admitting or not contesting the material allegations of a petition filed against such entity in any such proceedings, (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings, or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of such entity of any trustee, receiver or liquidator of such entity or of all or any substantial part of the properties of such entity without such appointment being vacated; (i) such entity is dissolved (other than pursuant to a consolidation, amalgamation or merger); (j) such entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (k) such entity has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (j) above and (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (l) such entity suspends or threatens to suspend making payments on any of its debts; (m) by reason of actual or anticipated financial difficulties, commences arrangements with one or more of its creditors (excluding Agent or Lender in its capacity as such) to reschedule any of its indebtedness; (n) the value of the assets of such entity is less than its liabilities (taking into account contingent and prospective liabilities); (o) a moratorium is declared in respect of all indebtedness of such entity; (p) any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of all indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such entity, (ii) a composition, compromise, assignment or arrangement with the creditors of such entity generally, or (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such entity or any of its assets or (iv) enforcement over any material portion of the Collateral, or any analogous procedure or step is taken in any jurisdiction; provided this clause (p) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement; (q) such entity causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (p) above; or (r) such entity takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, any Insolvency Event or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; service marks, designs, business names, data base rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests whether registered or unregistered; each Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and each Loan Party’s goodwill associated with any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the date hereof among the Loan Parties and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and between Agent, as senior creditor and NovaQuest Co-Investment Fund VIII, L.P., as subordinated creditor, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any beneficial ownership (including shares, stock, partnership or limited liability company interests) of or in any Person, or any loan (including Contingent Obligations), advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“IPO” means the initial firm commitment underwritten offering of Parent’s common shares pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the SEC.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary, a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit G with respect to Subsidiaries formed or organized under the laws of the United States of America, any state, commonwealth or territory thereof, or the District of Columbia, or (ii) joinder documentation in form and substance reasonably satisfactory to Agent joining such Subsidiary as a party under the Bermuda Security Documents, English Security Documents, Swiss Security Documents or similar security documents under the relevant jurisdictions, as applicable, with respect to Subsidiaries organized outside of the United States or any of the foregoing jurisdictions.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization (if in effect), the Account Control Agreements, each Process Letter, the Joinder Agreements, the Intellectual Property Security Agreement the Disclosure Letter, the Guaranty Agreement, the Collateral Assignment Agreement, all UCC Financing Statements, the Warrant, the Pledge Agreement, the Intercreditor Agreement, the Bermuda Security Documents, the English Security Documents, the Swiss Security Documents and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means each of the Borrowers and the Guarantor.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties and its Subsidiaries, taken as a whole; or (ii) the ability of the Loan Parties, taken as a whole, to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Amount” has the meaning set forth in Section 11.22(a).

“Maximum Rate” has the meaning set forth in Section 2.3.

“Maximum Term Loan Amount” means Twenty Million and No/100 Dollars ($20,000,000.00).

“Net Proceeds” means, in connection with any transaction the cash proceeds received by Borrower in connection with such transaction, net of related fees and expenses (other than up to Five Hundred Thousand Dollars ($500,000) of fees and expenses paid to attorneys, advisors and other service providers or vendors in the ordinary course in connection with all such transactions taken together in the aggregate).

“Non-Bank Rules” means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

“Non-Specified Indications” means any indications which are not Specified Indications.

“Note(s)” means a Term Note.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning given to it in Section 11.7.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America, Bermuda, the United Kingdom, Switzerland or any other country.

“Permitted Acquisition” shall mean any acquisition (including by way of merger) by any Loan Party of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:

(a) such acquisition is of a business or Person engaged in a line of business similar, related, or complementary to lines of business of the Loan Parties or their Subsidiaries;

(b) if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of a Loan Party or of a Subsidiary and such Loan Party shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof or (ii) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);

(c) if such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Loan Party;

(d) Parent shall have delivered to Lender not less than ten (10) nor more than forty five (45) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information, copies of then-current drafts of all material documents relating to such acquisition, and historical financial statements for such acquired entity (to the extent available), division or line of business, in each case in form and substance satisfactory to Lender and demonstrating compliance with the covenants set forth in Section 7.20 hereof on a pro forma basis;

(e) both immediately before and immediately after such acquisition no default or Event of Default shall have occurred and be continuing; and

(f) if the sum of the purchase price consideration paid in respect of such proposed acquisition, when taken together with all consideration paid in respect of earnouts, milestones and other similar deferred purchase price consideration as and when paid, in each case by the Loan Parties with respect thereto, and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, remain subject (excluding Indebtedness comprised of performance-based milestones, earnouts, or royalties that qualify as Permitted Indebtedness pursuant to subsection (v) of the definition thereof), shall not be greater than (x)

prior to the achievement of Financial Milestone II, Five Hundred Thousand Dollars ($500,000), and (y) following the achievement of Financial Milestone II, Ten Million Dollars ($10,000,000) for all such acquisitions during the term of this Agreement with respect to consideration other than Equity Interests of any Loan Party plus Thirty Million Dollars ($30,000,000) for any consideration paid in Equity Interests of any Loan Party or the net cash proceeds of any substantially concurrent offering of Equity Interests of any Loan.

“Permitted Convertible Debt Financing” means issuance by Parent, after the effective date of Parent’s IPO, of convertible notes in an aggregate principal amount of not more than Three Hundred Fifty Million Dollars ($350,000,000); provided that such convertible notes shall (a) not have (i) any scheduled payment or mandatory prepayment of principal or (ii) a scheduled maturity date or any mandatory prepayments or redemptions of principal (other than customary change of control, fundamental change or asset sale repurchase obligations and cash payments in lieu of fractional shares upon the conversion or exchange thereof) at the option of the holder thereof, in each case no earlier than one hundred eighty (180) days after the Term Loan Maturity Date, (b) be unsecured, not be guaranteed by any Subsidiary of Parent that is not a Loan Party, (c) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes (it being understood that the summary subordination terms provided to Agent prior to the Closing Date constitute usual and customary within the meaning of this clause (c)) and (d) shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms.

“Permitted Indebtedness” means: (i) Indebtedness of any Loan Party in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A to the Disclosure Letter; (iii) Indebtedness of up to Five Hundred Thousand Dollars ($500,000) outstanding at any time prior to the achievement of Financial Milestone II and, at all times following achievement of Financial Milestone II, Five Million Dollars ($5,000,000) at any time outstanding secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the assets financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business; (v) Indebtedness that also constitutes a Permitted Investment and Indebtedness consisting of obligations under deferred or contingent consideration arrangements (including earn-outs, milestone payments, royalties and other contingent or deferred obligations as long as such obligations are not evidenced by any “seller notes” or similar Indebtedness); (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit and cash management services and issued on behalf of a Borrower or a Subsidiary thereof in an amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time prior to the achievement of Financial Milestone II and, at all times following achievement of Financial Milestone II, Five Million Dollars ($5,000,000) at any time outstanding, (viii) Permitted NovaQuest Indebtedness; (ix) other unsecured Indebtedness in an amount not to exceed Three Million Dollars ($3,000,000) at any time outstanding; (x) intercompany Indebtedness as long as each of the obligor and the obligee under such Indebtedness is a Loan Party or a Subsidiary that has executed a Joinder Agreement and an intercompany subordination or pledge agreement (including, for the avoidance of doubt, an omnibus agreement covering all such Indebtedness) in form and substance reasonably acceptable to Agent; (xi) Permitted Convertible Debt Financing; (xii) obligations under any Hedging Agreement in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time prior to the achievement of Financial Milestone II and, at all times following achievement of Financial Milestone II, One Million Dollars ($1,000,000); (xiii) licenses permitted pursuant to clause (ii) of the definition of Permitted Transfers or otherwise permitted hereunder, to the extent involving the incurrence of Indebtedness, (xiv) Indebtedness incurred in the ordinary course of business with corporate credit cards, merchant cards, purchase cards and debit cards and (xv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B to the Disclosure Letter; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, (d) money market accounts and (e) other Investments described in Parent’s investment policy as approved by Agent in writing (it being understood that the investment policy provided to Agent prior to the Closing Date shall be deemed approved in writing) and the Board from time to time; (iii) repurchases of (A) shares or stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year or (B) equity derivatives and stock repurchases (including without limitation by means of accelerated stock repurchases and forward purchases) as permitted by Section 7.7, in each case provided that no Event of Default has occurred, is continuing or would exist immediately after entry into the agreement governing such derivatives or stock repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including Indebtedness) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any Borrower’s business and (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Parent pursuant to employee share or stock purchase plans or other similar agreements approved by the Board; (viii) Investments consisting of travel advances, relocation loans, and other loan advances (or guarantees thereof) to employees, officers and directors in the ordinary course of business; (ix) Investments in (A) newly-formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement within the time periods specified in Section 7.13 and executes such other related documents as shall be reasonably requested by Agent, and (B) any Subsidiary that has entered into a Joinder Agreement or is otherwise a “Borrower” or “Guarantor” under the Loan Documents pursuant to other documentation entered into by such Subsidiary and Collateral Agent; (x) joint ventures or strategic alliances in the ordinary course of Borrower’s business, provided that any cash Investments by Borrowers or a Subsidiary of a Borrower in connection therewith do not exceed, prior to achievement of Financial Milestone II, Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year, and following the achievement of Financial Milestone II, One Million Dollars ($1,000,000) in the aggregate in any fiscal year; (xi) Investments consisting of Permitted Acquisitions; (xii) Hedging Agreements permitted under clause (xii) of the definition of Permitted Indebtedness; and (xiii) additional Investments (including Investments received in connection with licensing transactions) that do not exceed, prior to achievement of Financial Milestone II, Five Hundred Thousand Dollars ($500,000) in the aggregate and following achievement of Financial Milestone II, Three Million Dollars ($3,000,000) in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C to the Disclosure Letter; (iii) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP (to the extent required thereby); (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet sixty (60) days past due; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) deposits to secure the performance of obligations (including by way deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements and the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment, software, other Intellectual Property or other assets securing purchase money Indebtedness or capital leases, in either case permitted in clause (iii) of “Permitted Indebtedness” (provided that such Liens shall be limited to the assets financed thereby); (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) [Reserved]; (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time prior to the achievement of Financial Milestone II and, at all times following achievement of Financial Milestone II, Three Million Dollars ($3,000,000) at any time; (xv) other Liens in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time prior the achievement of Financial Milestone II, and at all times following the achievement of Financial Milestone II, One Million Dollars ($1,000,000) at any time; provided that such liens be limited to specific assets and not all assets or substantially all assets of any Borrower; (xvi) Liens incurred in connection with sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets in the ordinary course of business and permitted by Section 7.8 and, in connection therewith, customary rights and restrictions contained in agreements relating to such transactions pending the completion thereof or during the term thereof, and any option or other agreement to sell, transfer, license, sublicense, lease, sublease or dispose of an asset permitted by Section 7.8; (xvii) Liens on Cash securing obligations permitted under clause (xiv) of the definition of Permitted Indebtedness; and (xviii) Liens securing Permitted NovaQuest Indebtedness; and (xix) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xviii) above; provided, in each case, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Non-Qualifying Bank” means a Lender which is not a Qualifying Bank but has been accepted as a Lender by the Borrower.

“Permitted NovaQuest Indebtedness” means Indebtedness of any Loan Party in favor of NovaQuest Co-Investment Fund VIII, L.P., that (a) is subordinated to the Secured Obligations pursuant to a subordination or intercreditor agreement on terms and conditions satisfactory to Agent, (b) does not have a scheduled maturity date earlier than one hundred eighty (180) days after the Term Loan Maturity Date, (c) is in an aggregate amount not to exceed the amounts set forth in the Funding Agreement, as in effect on the date hereof, and (d) shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (a) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms.

“Permitted Transfers” means (i) sales, transfers or other dispositions of Inventory in the ordinary course of business, (ii) (A) any non-exclusive outbound licenses, sublicenses, transfers and similar arrangements for the use of Intellectual Property and related assets (whether for Specified Indications or Non-Specified Indications) in the ordinary course of business, (B) for any geographical areas outside of the United States of America (whether for Specified Indications or Non-Specified Indications), subject to terms and conditions not less favorable to the applicable Loan Party than would be obtained in an arms-length transaction, any exclusive outbound licenses, sublicenses, transfers and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business, including without limitation licenses and sublicenses that may be exclusive in respects other than territory, and (C) for the United States of America, solely for Non-Specified Indications, subject to terms and conditions not less favorable to the applicable Loan Party than would be obtained in an arms-length transaction, any exclusive outbound licenses, sublicenses, transfers and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business, including without limitation licenses and sublicenses that may be exclusive in respects other than territory and that may be exclusive as to territory (either (1) as part of any worldwide or territory that includes the United States of America or (2) the United States of America as the sole territory); (iii) transfers expressly permitted under Section 7.5, 7.6 or 7.7, (iv) dispositions on terms and conditions not less favorable to the applicable Loan Party than those that would be obtained in an arms-length transaction of worn-out, obsolete or surplus assets (including without limitation assets that any applicable Loan Party has reasonably determined not to commercialize) at fair market value (as reasonably determined by Parent) or other consideration set forth in any applicable put, call or similar right in any underlying licensing or similar documentation, in each case in the ordinary course of business, (v) [reserved], (vi) the surrender, waiver or settlement of contractual rights in the ordinary course of business, or the surrender, waiver or settlement of claims and litigation claims (whether or not in the ordinary course of business) as long as no Event of Default has occurred and is continuing, (vii) transfers of assets to any Loan Party in the ordinary course of business and in a manner that is not adverse to the interests of the Lender, (viii) the use of cash and cash equivalents subject to the restrictions and limitations set forth in the Loan Documents, (ix) non-exclusive sublicenses and similar arrangements for the use of Intellectual Property to Roivant or any of its Subsidiaries for consideration of not less than fair market value (as reasonably determined by Parent); and (x) other transfers of assets having a fair market value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof between Dermavant England and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prepayment Charge” has the meaning set forth in Section 2.6.

“Process Letter” has the meaning set forth in Section 11.20.

“PSC Register” means the “PSC register” within the meaning of section 790C(10) of the Companies Act 2006.

“Qualifying Bank” means:

(a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or

(b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

“Receivables” means (i) all of each Loan Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Register” has the meaning set forth in Section 11.7.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Roivant” means, collectively, Roivant Sciences Ltd. and its controlled Affiliates (excluding the Parent and its direct and indirect Subsidiaries).

“Roivant Documents” has the meaning set forth in Section 5.6.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means each Loan Party’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.

“Specified Indications” means plaque psoriasis, atopic dermatitis, vitiligo, and primary focal hyperhidrosis.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions reasonably satisfactory to Agent in its reasonable discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Loan Party owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 to the Disclosure Letter.

“Swiss Borrower” has the meaning set forth in Section 11.22.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Obligor” means a Loan Party which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) a quota pledge agreement, dated as of the Initial Advance Date, between Dermavant England as pledgor and Agent as pledgee, regarding the pledgor’s quotas in Dermavant Switzerland, (b) a bank account pledge agreement, dated as of the Initial Advance Date, between Dermavant Switzerland as pledgor and Agent as pledgee, regarding certain of the pledgor’s bank accounts, (c) a security assignment agreement, dated as of the Initial Advance Date, between Dermavant Switzerland as assignor and Agent as assignee, regarding certain of the assignor’s insurance receivables, intra-group receivables and trade receivables, (d) an IP pledge agreement, dated as of the Initial Advance Date between Dermavant Switzerland as pledgor and Agent as pledgee, regarding the pledgor’s intellectual property rights, and (e) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to a Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan” has the meaning set forth in the recitals.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 4.45%, and (ii) 9.95%.

“Term Loan Maturity Date” means June 1, 2022; provided however, if the Term Loan Maturity Extension Conditions are satisfied, the Term Loan Maturity Date shall mean June 1, 2023.

“Term Loan Maturity Extension Conditions” means satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing and (b) achievement of Clinical Milestone, subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent) in its reasonable discretion.

“Term Note” means a Promissory Note in substantially in the form attached hereto as Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, Bermuda, the United Kingdom, Switzerland or any other country or any political subdivision thereof.

“U.K.” means the United Kingdom.

“U.K. Treaty Lender” means a Lender that, subject to the completion of procedural formalities, is eligible to receive payments of interest hereunder without a deduction for U.K. Withholding Tax on the basis of an applicable income tax treaty between the U.K. and the jurisdiction in which such Lender is resident for tax purposes.

“U.K. Withholding Tax” means any Taxes imposed by way of deduction or withholding by the U.K.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UCC Collateral” has the meaning set forth in Section 3.1.

“UK Pensions Regulator” means the body corporate known as the Pensions Regulator and established by Part 1 of the U.K. Pensions Act 2004.

“UK PSC Loan Party” means a Loan Party incorporated in England and Wales who is required to maintain a PSC Register and whose shares are pledged as Collateral.

“Unrestricted Cash” means Cash held by a Loan Party, in each case subject to an Account Control Agreement or other agreement in favor of Agent to the extent required pursuant to Section 7.12.

“Upstream or Cross-Stream Secured Obligations” has the meaning set forth in Section 11.22(a).

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

“Withholding Agent” means the Borrowers and the Agent.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for fiscal year ended March 31, 2018 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.2 Currency Exchange. For purposes of any determination under this Agreement measured in Dollars, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the spot rate for the purchase of Dollars for the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” or as made available by any other source reasonably acceptable to the Agent on the date of such determination; provided, however, that (a) for purposes of determining compliance with respect to the amount of any Indebtedness, Transfer, Investment, transaction permitted by Section 7.7 or judgment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred, or Asset Disposition, Investment or transaction permitted by Section 7.7 is made, or such judgment entered, and (b) notwithstanding anything herein to the contrary, nothing in this paragraph changes, modifies or alters the obligations of any Loan Party to pay all amounts owed hereunder in the Dollar amount required hereunder notwithstanding any changes or other fluctuations with respect to any currency exchanged into Dollars.

SECTION 2. THE LOAN

2.1 [RESERVED]

2.2 Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of Twenty Million Dollars ($20,000,000.00) on or before May 31, 2019. The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request at least one (1) Business Day before the Advance Date to Agent. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Term Loan Interest Rate. The principal balance shall bear interest thereon from such Advance Date in an amount equal to the product of the outstanding Term Loan principal balance multiplied by the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(d) Payment. Borrower will pay accrued but unpaid interest on each outstanding Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. Any remaining outstanding Term Loan principal balance, together with any and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Subject to Section 2.9, Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Borrower shall wire in immediately available funds in Dollars to Agent or Lender, as applicable and in each case as specified in writing by Agent or Lender, or Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization, in each case (i) on each payment date of all periodic obligations payable to Lender under each Term Loan Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.12 of this Agreement, provided that an invoice of such out-of-pocket legal fees and costs has been provided to Borrower at least fifteen (15) days in advance of Lender initiating such payment.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest. In the event any payment is not paid on the scheduled payment date (other than a failure to pay due solely to an administrative or operational error of Agent or Lender or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay), an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5 Recalculation of Interest. If a Tax deduction is required by Swiss law to be made by a Swiss Obligor in respect of any interest payable by it under this Agreement and should paragraph (b) of Section 2.9 be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in Section 2.2) in the absence of this Section 2.5 divided by (ii) one (1) minus the rate at which the relevant Tax deduction is required to be made (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage) and (a) that the Swiss Obligor shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.5 and (b) all references to a rate of interest in Section 2.2 shall be construed accordingly. No recalculation of interest shall be made under this Section 2.5 with respect to a specific Lender if an Event of Default has not occurred or is continuing and the Non-Bank Rules would not have been violated if (i) such Lender which is not a Permitted Non-Qualifying Bank in relation to which the Swiss Obligor makes the payment, was a Qualifying Bank but on that date that Lender is not or has ceased to be a Qualifying Bank other than as a result of any change of law after the date it became a Lender under the Agreement or (ii) such Lender, in relation to which the Swiss Obligor makes the payment, had complied with its obligations under Section 11.7 and Section 11.8.

2.6 Prepayment. At its sole option upon at least seven (7) Business Days prior notice to Agent, a Borrower (on behalf of itself and all other Borrowers) may prepay all or any portion greater than or equal to Five Million Dollars ($5,000,000) of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest with respect to the principal balance being prepaid, plus all fees and other amounts owing under the Loan Documents at such time, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid on or prior to the first anniversary of the Closing Date, 2.00%; after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1.00%; and thereafter, 0.00% (each, a “Prepayment Charge”). Borrowers agree that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrowers shall prepay the outstanding amount of all principal and accrued interest of all Advances plus all other fees and amounts owing under the Loan Documents through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender or any affiliate of Agent or Lender (in its sole discretion) agree in writing to refinance the Advances prior to the Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. In connection with any prepayment of all outstanding Secured Obligations in accordance with the terms herein, Borrowers may request to terminate this Agreement and the Term Commitments upon such repayment of all outstanding Secured Obligations by written notice to Agent and Lender.

2.7 Notes. If so requested by Lender by written notice to Borrowers, then Borrowers shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.14) (promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8 Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.9 Taxes.

(a) Defined Terms. For purposes of this Section 2.9, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding in the minimum amount required by law and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.9) the Lender or Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made. No increase of the sum payable with respect to any Swiss Withholding Tax shall be made under this Section 2.9(b) with respect to a specific Lender if both (1) an Event of Default has not occurred and is not continuing and (2) the Non-Bank Rules have been violated, provided that the Non-Bank Rules would not have been violated if (i) such Lender which is not a Permitted Non-Qualifying Bank, had been a Qualifying Bank, but on that date that Lender is not or has ceased to be a Qualifying Bank other than as a result of any change of law after the date it became a Lender under the Agreement or (ii) such Lender had complied with its obligations under Section 11.7 and Section 11.8.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender or Agent, as applicable, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.9) payable or paid by such Lender or Agent, as applicable, or required to be withheld or deducted from a payment to such Lender or Agent, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.9, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent (or, with respect to U.K. Withholding Taxes, deliver to the Borrowers and the Agent or submit to the appropriate Governmental Authority (as relevant) within twenty (20) days after a written request by the Borrowers or the Agent), such properly completed and executed documentation reasonably requested by Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Notwithstanding anything to the contrary herein, a U.K. Treaty Lender shall be deemed to have satisfied the requirements of Section 2.9(g) if such Lender has either (x) notified Parent and Agent of its passport number under the HMRC treaty passport scheme; or (y) submitted an application for withholding tax relief under the applicable income tax treaty to the appropriate tax authority, in each case without regard to whether any document required from HMRC has been obtained.

(iii) [Reserved]

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender agrees that if it becomes aware that any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Qualifying Bank.

(i) Each Lender which becomes a party to this Agreement after the Closing Date shall confirm, prior to becoming party to such Agreement, for the benefit of the Agent and without liability to any Borrower, which of the following categories it falls in:

1.	not a Qualifying Bank;

2.	a Qualifying Bank.

(j) Increased Costs. If any Change in Law shall subject any Lender or the Agent to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its Loans, Term Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender or the Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Agent, the Borrowers will pay to such Lender or Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Agent, as the case may be, for such additional costs incurred or reduction suffered.

(k) U.S. Tax Reporting. For the avoidance of doubt, the Borrowers agree not to treat the Term Loan as a “contingent payment debt instrument” for U.S. income tax purposes.

(l) Survival. Each party’s obligations under this Section 2.9 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.10 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable in accordance with this Agreement, Borrower shall pay the Lenders a charge of One Million Three Hundred Ninety Thousand Dollars ($1,390,000.00). Notwithstanding the required payment date of such charge, it shall be deemed earned by the Lenders as of the Initial Advance Date (subject to the occurrence thereof).

2.11 Treatment of Prepayment Charge and End of Term Charge. Each Loan Party agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Initial Advance Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Each Loan Party agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and each Loan Party giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) each Loan Party shall be estopped from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Initial Advance Date and continues to be a material inducement to the Lenders to provide the Term Loans.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Loan Party grants to Agent a security interest in all of such Loan Party’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “UCC Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and (j) all other tangible and intangible personal property of such Loan Party whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Loan Party and wherever located, and any of such Loan Party’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2 Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the UCC Collateral shall not include (i) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (ii) any property, right or asset held by any Loan Party to the extent that a grant of a security interest therein is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, right or asset, except (A) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under this Agreement or (B) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9406, 9407, 9408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code of the United States); provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences, (iii) any Excluded Accounts, (iv) the assets of any non-wholly owned subsidiaries pursuant to customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business, provided that the applicable Loan Party has exercised its good faith best efforts to not agree to such contractual limitations; and (v) interests in joint ventures that constitute Permitted Investments pursuant to customary restrictions and conditions contained in agreements governing such joint ventures in the ordinary course of business, provided that the applicable Loan Party has exercised its good faith best efforts to not agree to such contractual limitations.

3.3 If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are paid in full in accordance with the terms of this Agreement. At such time, the Collateral shall be released from the Liens created hereby, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent, Lender and each Loan Party hereunder shall terminate. Agent shall execute such documents, return any Collateral held by Agent hereunder and take such other steps as are reasonably necessary to accomplish the foregoing, all at the Loan Parties’ sole cost and expense.

3.4 Parent, Dermavant England and Dermavant Switzerland will, on or prior to the Initial Advance Date, enter into the Bermuda Security Documents, English Security Documents and/or Swiss Security Documents in each case pursuant to which they have granted security interests in, to and under the collateral described therein (such collateral, collectively, the “Foreign Collateral”, and with the UCC Collateral, collectively, the “Collateral”) in favor of Agent for the benefit of the Lenders.

3.5 Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party shall have any obligation to enter into any documentation or take any further action, or bear any expenses relating to any filings necessary, in either case to create or perfect any security interest or lien in any intellectual property included in the Collateral in any jurisdiction outside of the United States, except with respect to non-US Intellectual Property issued or registered by, or applied-for in, another jurisdiction in which the Loan Party that holds such Intellectual Property is organized. For the avoidance of doubt, this Section 3.5 shall not apply to any Bermudian Security Document, English Security Document, Swiss Security Document, or the Intellectual Property Security Agreement,

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1 Closing Date. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a) other than as permitted pursuant to Schedule 4.4 to the Disclosure Letter, executed copies of the Loan Documents, and all other documents and instruments reasonably required by Agent (other than the Account Control Agreements and the Warrant), that are required to be delivered on the Closing Date, to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b) certified copy of resolutions of each of the Loan Parties’ respective boards of directors (and shareholder, with respect to Dermavant England) evidencing (i) approval of (A) the Loan and other transactions evidenced by the Loan Documents and (B) with respect to Parent, the Warrant and transactions evidenced thereby; (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf and (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Advance Request or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;

(c) certificates (as customary in the jurisdiction of Dermavant England and containing specimen signatures) of a director confirming that guaranteeing or securing the Loans would not cause any guaranteeing or similar limit binding on Dermavant England to be exceeded and certifying that each copy document relating to it specified in this Article 4, is correct, complete and the original of such copy document, is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date;

(d) in respect to any UK PSC Loan Party, a copy of such UK PSC Loan Party’s PSC Register together with confirmation from an authorized officer of such UK PSC Loan Party that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of the shares of such UK PSC Loan Party which constitute as Collateral and no circumstances exist which entitle that UK PSC Loan Party to issue any such notice;

(e) certified copies of the constitutional documents and the bylaws, as amended through the Closing Date, of each Loan Party;

(f) a certificate of good standing (or insolvency search) for each Loan Party from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(g) payment of the Due Diligence Fee;

(h) the Loan Parties shall have paid the Facility Charge; and

(i) such other documents as Agent may reasonably request.

4.2 All Advances. On or prior to each Advance Date:

(a) Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), each duly executed by a Borrower’s Chief Executive Officer, Chief Financial Officer or any other duly authorized officer or director and (ii) any other documents Agent may reasonably request in its good faith business judgment;

(b) with respect to the Initial Advance Date, a legal opinion of each of Loan Party’s Bermudian, English, Swiss and United States counsel;

(c) executed copies of all Loan Documents not required to be delivered on the Closing Date (other than the Warrant which shall be an original) in form and substance satisfactory to Agent;

(d) the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(e) the Loan Parties shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing;

(f) the Agent shall have received executed copies of the Account Control Agreements (other than as permitted pursuant to Schedule 4.4 of the Disclosure Letter);

(g) reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to Section 11.12 of this Agreement;

(h) all certificates of insurance and copies of each insurance policy required hereunder; and

(i) Each Advance Request shall be deemed to constitute a representation and warranty by such Borrower on the relevant Advance Date as to the matters specified in paragraphs (d) and (e) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4 Post-Close Obligations. Each Loan Party agrees to deliver all items as required under Schedule 4.4 to the Disclosure Letter.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Each Loan Party represents and warrants that:

5.1 Status. Each Loan Party is a duly incorporated and/or organized, legally existing and in good standing under the laws of (a) Bermuda (with respect to Parent), (b) England and Wales (with respect to Dermavant England), (c) Switzerland (with respect to Dermavant Switzerland), or (d) Delaware (with respect to Dermavant Delaware), as applicable, and is duly qualified as a foreign corporation or other entity in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect. Each Loan Party’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C to the Disclosure Letter, as may be updated by the Loan Parties in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2 Collateral. Each Loan Party owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Each Loan Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Each Loan Party’s execution, delivery and performance of this Agreement and all other Loan Documents, and Parent’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of such Loan Party, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Loan Party’s constitutional documents, or other organizational or governing documents (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which such Loan Party is subject and (iv) do not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. No Loan Party is aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6 Laws. No Loan Party nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Attached hereto as Schedule 5.6 to the Disclosure Letter (as may be supplemented by disclosures provided in Compliance Certificates) is a true, complete and correct list of all material agreements and contracts (only to the extent such agreements or contracts would be required to be disclosed under the Exchange Act and the rules of the SEC) between (i) any Loan Party and/or any of its Subsidiaries and (ii) Roivant (the “Roivant Documents”). No Loan Party is in default in any material manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound, including the Roivant Documents, and, to the knowledge of any Loan Party with respect to any Person other than any Loan Party or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default existing under any provision of the Roivant Documents, nor any agreement or instrument evidencing material Indebtedness, nor any other material agreement to which it is a party or by which it is bound.

No Loan Party nor any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party and each of its Subsidiaries has complied in all material respects with the

Federal Fair Labor Standards Act. No Loan Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Loan Party’s nor any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to any Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Each Loan Party and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

No Loan Party, nor any of its Subsidiaries, or to any Loan Party’s knowledge any of its or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, nor any of its Subsidiaries, or to the knowledge of any Loan Party, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations, including the Anti-Bribery Laws, or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Each Loan Party has implemented and maintains in effect policies and procedures to the extent necessary to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and their respective officers and employees and to the knowledge of Parent, its Subsidiaries and their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

No Loan Party nor any of its Subsidiaries or any of their respective directors, officers or employees, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.7 Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Loan Party to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such written information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Loan Parties to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Loan Parties at the time prepared, and (ii) the most current of such projections provided to the Board (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.8 Tax Matters. Except those being contested in good faith with adequate reserves under GAAP, (a) each Loan Party has filed all material federal, state and local tax returns that it is required to file, (b) each Loan Party has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, or which have or may become due pursuant to such returns, and (c) each Loan Party has paid or fully reserved for any material tax assessment received by it which remains unpaid, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. The Loan Parties are the sole owner of, or otherwise have the right to use, the Intellectual Property material to its business. Except as described on Schedule 5.9 to the Disclosure Letter (as may be supplemented by disclosures provided in the Compliance Certificate), (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to a Loan Party that any material part of the Intellectual Property violates the rights of any third party. Exhibit D to the Disclosure Letter is a true, correct and complete list of each of the Loan Parties’ Patents, registered Trademarks, registered Copyrights, and material agreements under which a Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by a Loan Party, in each case as of the Closing Date. The Loan Parties are not in material breach of, nor have the Loan Parties failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and except as may be supplemented by disclosures provided in the Compliance Certificate, to Borrowers’ knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10 to the Disclosure Letter, the Loan Parties have all material rights with respect to Intellectual Property necessary or material in the operation or conduct of the Loan Parties’ business as currently conducted and proposed to be conducted by Loan Parties. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC or other applicable law, the Loan Parties have the right, to the extent required to operate their business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of their business as currently conducted and proposed to be conducted by them, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and the Loan Parties own or have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to their business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where a Loan Party is the licensee or lessee.

5.11 Borrower Products. Except as described on Schedule 5.11 to the Disclosure Letter, no material Intellectual Property owned by any Loan Party or Borrower Product has been or is subject to any actual or, to the knowledge of the Loan Parties, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Loan Party to grant licenses or ownership interest in any material future Intellectual Property related to the operation or conduct of the business of the Loan Parties or Borrower Products. No Loan Party has received any written notice or claim, or, to the knowledge of the Loan Parties, oral notice or claim, challenging or questioning their ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Loan Parties’ knowledge, is there a reasonable basis for any such claim in each case to where such notice or claim would reasonably be expected to have a Material Adverse Effect. To Loan Parties’ knowledge, no Loan Party’s use of its Intellectual Property or the production and sale of Borrower Products infringes the valid Intellectual Property or other rights of others in any material respect.

5.12 Financial Accounts. Exhibit E to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Loan Party or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Loan Party or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Except as permitted hereunder, no Loan Party has outstanding loans to any employee, officer or director of such Loan Party nor has any Loan Party guaranteed the payment of any loan made to an employee, officer or director of such Loan by a third party.

5.14 Capitalization and Subsidiaries. The Loan Parties do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 1 to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided after the Closing Date, is a true, correct and complete list of each direct and indirect Subsidiary of Parent.

5.15 [Reserved].

5.16 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), to the extent applicable to Dermavant England, Dermavant England’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

5.17 Pensions. (a) Dermavant England is not, nor has it at any time been, an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993); and (b) Dermavant England is not, nor has it at any time been, “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

5.18 Non-Bank Rules. The Borrower is in compliance with the Non-Bank Rules; provided, that, the Borrower shall not be in breach of this representation if its number of creditors that are not Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank, (b) failed to comply with its obligations under Section 11.7 or Section 11.8 of this Agreement or (c) ceased to be a Qualifying Bank other than as a result of any Change in Law after the date it became a Lender under this Agreement. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 5.18, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Lenders).

5.19 People with Significant Control Regime. Each Loan Party shall (and the Parent shall ensure that each of its Subsidiaries will): (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any UK PSC Loan Party; and (b) promptly provide Agent with a copy of that notice.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. The Loan Parties shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in the Loan Parties’ line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Loan Parties must maintain a minimum of $2,000,000 (or foreign currency equivalent, if applicable) of commercial general liability insurance for each occurrence. The Loan Parties have and agree to maintain a minimum of $2,000,000 (or foreign currency equivalent, if applicable) of directors’ and officers’ insurance for each occurrence and $5,000,000 (or foreign currency equivalent, if applicable) in the aggregate. So long as there are any Secured Obligations (other than inchoate indemnity obligations) outstanding, the Loan Parties shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2 Certificates. The Loan Parties shall deliver to Agent certificates of insurance that evidence its compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. The Loan Parties’ insurance certificate shall state Agent (shown as “Hercules Capital, Inc.”, as “Agent”) is an additional insured for commercial general liability, and a loss payee for all risk property damage insurance, subject to the insurer’s approval. Other than as permitted pursuant to Schedule 4.4 to the Disclosure Letter, attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. The Loan Parties agree that (i) with respect to any policies solely in the name of one or more of the Loan Parties as of the Closing Date, the Loan Parties shall not amend such policies to include Roivant as an insured nor replace such policies with joint policies with Roivant, (ii) any insurance policies that have not been pledged to Agent as of the Closing Date with respect to the Loan Parties due to such policies being joint policies with Roivant shall be pledged promptly after the Loan Parties becomes sole holder or payor under such policies or any replacement policies, and (iii) upon entering or amending any insurance policy required hereunder, Loan Parties shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3 Indemnity. Each Loan Party agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Each Loan Party agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all registration, stamp, excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to the execution, delivery, performance, enforcement or registration of any of the Collateral or the Loan Documents. In no event shall any Loan Party or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

SECTION 7. COVENANTS OF BORROWER

Each Loan Party agrees as follows:

7.1 Financial Reports. The Loan Parties shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) within thirty (30) days after the end of each month, unaudited interim and year-to-date financial statements of Parent as of the end of such month (prepared on a consolidated basis), including balance sheet and related statement of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or, prior to the effective date of the IPO, any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Parent’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or any other duly authorized officer or director to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) within forty-five (45) days after the end of, each calendar quarter prior to the effective date of the IPO, and after the effective date of the IPO, the first three fiscal quarters of Parent’s fiscal year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower), certified by Parent’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or any other duly authorized officer or director to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c) within one hundred fifty (150) days, prior to the effective date of the IPO, and after the effective date of the IPO, within ninety (90) days, after the end of each fiscal year of Parent, unqualified audited financial statements of Parent as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent and reasonably acceptable to Agent (it being understood that Ernst & Young LLP and any other accounting firm of national standing is reasonably acceptable to Agent), accompanied by any management report from such accountants;

(d) together with each set of financial statements delivered pursuant to Section 7.1(a), (b) or (c), a Compliance Certificate;

(e) while an Event of Default has occurred and is continuing, as soon as practicable (and in any event within ten (10) days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of any series of its Equity Interests generally and copies of any regular, periodic and special reports or registration statements that Parent files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) promptly following each meeting of any Loan Party’s Board of Directors, copies of all presentation materials and minutes relating to research, clinical development, regulatory activities, and commercial timelines that each Loan Party provides to its directors in connection with meetings of such Board of Directors, provided that all in all cases such Loan Party may exclude any information or materials related to executive compensation, confidential information, any attorney-client privileged information and any information that would raise a conflict of interest with Agent or Lenders, and minutes and other materials prepared exclusively for executive sessions of the independent directors and committees of such Board of Directors;

(h) within ten (10) days after their approval by the Board, and in any event, within sixty (60) days after the end of Parent’s fiscal year, financial and business projections as approved by the Board, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(i) from January 1, 2020 and continuing until achievement of Financial Milestone II, Financial Milestone III or the Clinical Milestone, evidence of compliance with Section 7.20 in each Compliance Certificate and upon request in form and substance reasonably acceptable to Agent and supporting documentation reasonably requested by Agent, including certification of such compliance by the Chief Executive Officer, Chief Financial Officer, chief accounting officer or any other duly authorized officer or director of Parent;

(j) immediate notice if any Loan Party or any Subsidiary has knowledge that any Loan Party, or any Subsidiary or Affiliate of any Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering; and

(k) immediate notice of the occurrence of any Pre-Marketing Approval Payment Trigger (as defined in the (Intercreditor Agreement)).

No Loan Party shall make any change in its (a) accounting policies or reporting practices, other than to the extent required or otherwise contemplated by GAAP, the SEC, the PCAOB or other applicable regulatory requirements or (b) fiscal years or fiscal quarters. The fiscal year of Parent shall end on March 31.

The executed Compliance Certificate may be sent via email to Agent at legal@ htgc.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@ htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (866) 468-8916, attention Chief Credit Officer.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) and (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto.

7.2 Management Rights. The Loan Parties shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of the Loan Parties at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of the Loan Parties to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Loan Parties concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with the Loan Parties’ business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over the Loan Parties’ management or policies.

7.3 Further Assurances. Each Loan Party shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral, as required under Section 3. Each Loan Party shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Loan Party hereby authorizes Agent to execute and deliver on its behalf and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of the Loan Parties either in Agent’s name or in the name of Agent as agent and attorney-in-fact for the Loan Parties. Each Loan Party shall protect and defend its title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to such Loan Party or Agent other than Permitted Liens.

7.4 Indebtedness. No Loan Party shall create, incur, assume, guarantee nor be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Loan Party an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) in connection with refinancing or replacement Indebtedness, (c) (i) purchase money Indebtedness pursuant to its then-applicable payment schedule or (ii) Indebtedness owed under corporate credit cards to the extent constituting Permitted Indebtedness and prepaid in the ordinary course of business, (d) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Loan Party, or (ii) if such Subsidiary is not a Loan Party, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (e) trade debt incurred in the ordinary course of business or (f) as otherwise permitted hereunder or approved in writing by Agent.

7.5 Collateral. Each Loan Party shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in the Loan Parties’ business or in which the Loan Parties now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any Liens affecting the Collateral (except for

Permitted Liens), the Intellectual Property, or such other property and assets, provided however, that the Collateral, Intellectual Property and such other property and assets, to the extent such legal process would reasonably be expected to result in a Material Adverse Effect, may be subject to Permitted Liens. No Loan Party shall agree with any Person other than Agent or Lender not to encumber its Collateral other than pursuant to (a) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (b) customary restrictions on the assignment of leases, licenses and other agreements and (c) customary restrictions on assets subject to Liens permitted under subsection (xiv) of the definition of “Permitted Liens”. No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than pursuant to (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (iii) customary restrictions on the assignment, sublicense, or sublease of leases, licenses and other agreements, (iv) customary restrictions in licensing or collaboration, co-development and co-marketing agreements relating to such Intellectual Property provided that such restrictions do not prohibit the Liens granted to the Agent pursuant to the Loan Documents, and (v) customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business; provided that, in each case, the applicable Loan Party has exercised its good faith best efforts to not agree to such contractual limitations. Each Loan Party shall cause its Subsidiaries to use commercially reasonable efforts to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens or as otherwise permitted by this Section 7.5), and shall give Agent prompt written notice of any Liens (other than Permitted Liens) affecting such Subsidiary’s assets.

7.6 Investments. No Loan Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions. No Loan Party shall, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of shares, stock or other Equity Interest other than (i) pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the aggregate repurchase or redemption consideration does not exceed the original consideration paid for such shares, stock or Equity Interests, (ii) repurchases of such shares, stock or Equity Interest deemed to occur upon exercise of stock options or warrants if such repurchased shares, stock or Equity Interest represents a portion of the exercise price of such options or warrants, (iii) repurchases of such shares, stock or Equity Interest deemed to occur upon the withholding of a portion of such shares, stock or Equity Interest granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof), (iv) purchases of its Equity Interests or equity derivatives with respect to its Equity Interests (including capped call, call spread, accelerated stock repurchase and forward purchase transactions) using the proceeds from the simultaneous issuance of convertible notes under a Permitted Convertible Debt Financing, (and any payments under or pursuant to, or settlements of, any such accelerated or forward stock repurchase arrangements, call spreads, capped calls or other derivatives entered into simultaneously at the time of and in connection with the issuance of a Permitted Convertible Debt Financing; provided that, the aggregate net purchase price of such transactions in the aggregate shall not exceed thirty five percent (35.00%) of the Net Proceeds from the Permitted Convertible Debt Financing); (b) declare or pay any cash dividend or make a cash distribution on any class of shares, stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to any Loan Party; (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or (d) waive, release or forgive any Indebtedness (other than Indebtedness represented by a Permitted Investment made pursuant to clause (vii) thereof) owed by any employees, officers or directors in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

7.8 Transfers. Except for Permitted Transfers, no Loan Party shall, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets or sell a controlling ownership interest in or majority equity interest in any Subsidiary organized or acquired after the Closing Date.

7.9 Mergers or Acquisitions; In-Licensing. No Loan Party shall merge or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with or into any other business organization (other than mergers, amalgamations or consolidations of (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party or (b) a Loan Party into another Loan Party (including any entity that becomes a Loan Party pursuant to Section 7.13 substantially concurrently with the occurrence of such merger, amalgamation or consolidation)), or acquire, or permit any of its Subsidiaries to acquire, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction, all or substantially all of the capital stock or any property of another Person, other than in connection with a Permitted Investment or Permitted Acquisitions.

7.10 Taxes. Each Loan Party and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) any Loan Party, any of its Subsidiaries or the Collateral or (ii) upon any Loan Party’s or any of its Subsidiaries’ ownership, possession, use, operation or disposition of the Collateral or upon any Loan Party’s or any of its Subsidiaries’ rents, receipts or earnings arising therefrom. Each Loan Party shall file on or before the due date therefor all material personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, any Loan Party may contest, in good faith and by appropriate proceedings, taxes for which such Loan Party maintains adequate reserves therefor in accordance with GAAP.

7.11 Corporate Changes. No Loan Party nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. No Change in Control shall occur without concurrent payment in full of all outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement). No Loan Party nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. No Loan Party nor any Subsidiary shall relocate any item of Collateral (other than (w) clinical drug supplies utilized in the ordinary course of business, (x) sales of assets made in accordance with Section 7.8, (y) relocations of assets having an aggregate value of up to Five Hundred Thousand Dollars ($500,000) in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to the Disclosure Letter to another location described on Exhibit C to the Disclosure Letter) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the United Kingdom (with respect to the Dermavant England), Switzerland (with respect to Dermavant Switzerland) or the continental United States of America (with respect to Dermavant Delaware) and, (iii) if such relocation is to a third party bailee, if not prohibited by applicable law, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12 Deposit Accounts. Other than Excluded Accounts, no Loan Party nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has (i) an Account Control Agreement or (ii) such other agreement or arrangement as a result of which the Agent shall have a first priority perfected security interest therein or as may be otherwise acceptable to Agent for Deposit Accounts and accounts holding Investment Property outside of the United States of America.

7.13 Future Subsidiaries. Each Loan Party shall notify Agent of each Subsidiary formed subsequent to the Closing Date, within (i) fifteen (15) days of formation of any Subsidiary formed or organized under the laws of the United States of America, any state, commonwealth or territory thereof or the District of Columbia and (ii) thirty (30) days, or such longer period as Agent agrees to in its sole discretion, of formation of any Subsidiary that is organized outside of the United States of America, any state, commonwealth or territory thereof or the District of Columbia, shall cause any such Subsidiary, unless otherwise consented to by Agent, to execute and deliver to Agent a Joinder Agreement. Notwithstanding the foregoing, following the effective date of the IPO, a Subsidiary that is a joint venture permitted hereunder need not execute and deliver a Joinder Agreement if such execution and delivery is prohibited by customary restrictions and conditions contained in the agreements governing such joint ventures; provided that the Loan Parties have exercised its good faith best efforts to not agree to such contractual limitations.

7.14 Intellectual Property. Each Loan Party shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property that is necessary and material in the operation and conduct of the business of the Loan Parties and their Subsidiaries taken as a whole; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property that is necessary and material in the operation and conduct of the business of the Loan Parties and their Subsidiaries taken as a whole; and (iii) not allow any Intellectual Property that is necessary and material to the business of the Loan Parties and their Subsidiaries taken as a whole to be abandoned, forfeited or dedicated to the public without Agent’s written consent. If a Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then such Loan Party shall, concurrently with deliver of the financial statements required by Section 7.1(b) and (c), deliver to Agent a supplement to Schedule 5.10 to the Disclosure Letter and shall, promptly thereafter execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, such Loan Party shall: (x) provide Agent with at least fifteen (15) days prior written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) promptly record such intellectual property security agreement with the United States Copyright Office.

7.15 Notification of Event of Default. Parent shall notify Agent promptly, and in any event within two (2) Business Days, of the occurrence of any Event of Default, and any termination, default or event of default under any Roivant Document.

7.16 [RESERVED]

7.17 Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and/or other general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18 [RESERVED]

7.19 No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.20 Minimum Cash Amount. Beginning on January 1, 2020, the Loan Parties shall maintain Unrestricted Cash in an amount greater than or equal to the Applicable Amount plus the amount of the Loan Parties’ accounts payable under GAAP not paid after the 120th day following the invoice date for such account payable; provided that the foregoing Section 7.20 shall cease to apply after achievement of any one of: Financial Milestone II or the Clinical Milestone.

7.21 Roivant Documents. No Loan Party shall amend, modify or waive any material provision or term of any Roivant Document in a manner adverse to the interests of the Lenders or terminate any Roivant Document or allow any Roivant Document to cease to be in full force and effect, except such termination or cessation as would not reasonably be expected to result in a Material Adverse Effect, unless in each case the Loan Parties substantially concurrently either (a) enters into a substitute or replacement Roivant Document on terms not materially less favorable to the interests of the Lenders as the Roivant Document being terminated or ceasing to be in effect, or (b) provides evidence acceptable to Agent in its sole discretion that the Loan Parties have sufficient resources and abilities (internal or contractual) to continue their operations without any replacement to such Roivant Document(s). For the avoidance of doubt, the yearly pricing analysis update to any Roivant Document as in effect on the Closing Date shall not be deemed to be materially adverse to the interests of the Lenders. No Loan Party shall enter into any Roivant Document without prior written notice to Agent unless the transactions contemplated by such Roivant Document would not reasonably be expected to result in a Material Adverse Effect. Upon Agent’s request, Agent shall have received copies of such Roivant Documents concurrently with delivery of the then-next Compliance Certificate.

7.22 COMI. Neither Dermavant England nor any other Subsidiary of any Loan Party whose jurisdiction of incorporation or organization is in a member state of the European Union shall change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation).

7.23 Non-Bank Rules. Each Swiss Borrower shall ensure that it is at all times in compliance with the Non-Bank Rules, provided that a Swiss Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank, (b) failed to comply with its obligations under Section 11.7 or Section 11.8 of this Agreement or (c) ceased to be a Qualifying Bank other than as a result of any Change in Law after the date it became a Lender under this Agreement. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 7.23, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (10) (irrespective of whether or not there are, at any time, any such Lenders).

SECTION 8. [RESERVED]

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Any Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay; or

9.2 Covenants. Any Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 4.4, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.20, or 7.21) or any other Loan Document, such default continues for more than thirty (30) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to the Loan Parties and (ii) any Loan Party has actual knowledge of such default or (b) with respect to a default under any of Sections 4.4, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.20, or 7.21, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that, solely for purposes of this Section 9.3, the following events shall not, in each case in and of itself, constitute a Material Adverse Effect: (a) adverse results or delays in any nonclinical or clinical trial, (b) the failure to achieve the Clinical Milestone or any other clinical or non-clinical trial goals or objectives, including without limitation, the failure to demonstrate the desired safety or efficacy of any drug or companion diagnostic, (c) the denial, delay or limitation of approval of, or taking of any other regulatory action by the FDA with respect to any drug or companion diagnostic, (d) a change in or discontinuation of a strategic partnership or other collaboration or license arrangement so long as the same does not affect the ability of Borrowers to perform the Secured Obligations or (e) failure to achieve Financial Milestone I, Financial Milestone II or Financial Milestone III so long as the same does not affect the ability of Borrowers to perform the Secured Obligations; or

9.4 Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5 Insolvency. An Insolvency Event occurs with respect to any Loan Party; or

9.6 Attachments; Judgments. Any material portion of the assets of the Loan Parties, taken as a whole, is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) prior to the achievement of the Clinical Milestone, and following achievement of the Clinical Milestone, One Million Five Hundred Thousand Dollars ($1,500,000), and such judgment remains unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof, or any Loan Party is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.7 Other Obligations. The occurrence of any (i) default (after giving effect to any grace or cure period) under any agreement or obligation of any Loan Party involving any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000) prior to the achievement of the Clinical Milestone, and following achievement of the Clinical Milestone, One Million Five Hundred Thousand Dollars ($1,500,000), which has resulted in a right by the holder of such Indebtedness, whether or not exercised, to accelerate the maturity of such Indebtedness or (ii) Intercreditor Event of Default (as defined in the (Intercreditor Agreement)); or

9.8 [Reserved]; or

9.9 Expropriation. The authority or ability of the Loan Parties to conduct their business as a whole is materially limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other Person in relation to the Loan Parties or any of their respective assets; or

9.10 Pensions. The UK Pensions Regulator issues a Financial Support Direction or a Contribution Notice is issued to Dermavant England or any Subsidiary which is a company organized under the laws of England and Wales, unless the aggregate liability of Dermavant England and such Subsidiaries under all Financial Support Directions and Contributions Notices is less than Five Hundred Thousand Dollars ($500,000).

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in any Loan Party’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Loan Party hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of any Loan Party’s account debtors to make payment directly to Agent, compromise the amount of any such account on such Loan Party’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. The Agent shall be entitled to exercise any and all rights and remedies set forth in the Loan Documents. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Loan Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Loan Party. Agent may require any Loan Party to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and such Loan Party. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to the Loan Parties or their representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of the Loan Parties or any other Person, and each Loan Party expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer, Kristen C. Kosofsky

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@ htgc.com, kkosofsky@htgc.com

Telephone: 650-289-3060

with a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP

Attention: Haim Zaltzman

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

email: haim.zaltzman@lw.com

Telephone: 415-395-8870

(b)	If to Lender:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer, Kristen C. Kosofsky

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@ htgc.com, kkosofsky@htgc.com

Telephone: 650-289-3060

with a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP

Attention: Haim Zaltzman

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

email: haim.zaltzman@lw.com

Telephone: 415-395-8870f

(c)	If to any Loan Party:

c/o Dermavant Sciences, Inc.

Attention: General Counsel

3780 Kilroy Airport Way, Suite 250

Long Beach, CA 90806

email: chris.vantuyl@dermavant.com

Telephone: (520) 689-7036

with a copy (which shall not constitute notice) to:

COOLEY LLP

Attention: Frank Rahmani

3175 Hanover Street

Palo Alto, CA 94304-1130

email: rahmaniff@cooley.com

Telephone: 650-843-5753

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated May 10, 2019).

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the Loan Parties, the Lender, the Agent and all future holders of the Loans.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Sections 6.3 and 11.15 shall survive the termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Loan Party and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer or endorse its rights hereunder and under the other Loan Documents, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that, as long as no Event of Default has occurred and is continuing: (i) neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of any Loan Party (as reasonably determined by Agent in consultation with the Loan Parties), it being acknowledged that in all cases, an Affiliate of any Lender or Agent shall not be considered a direct competitor for this purpose; (ii) Agent or such Lender shall give Parent notice of such assignment or transfer (along with confirmation as to whether the assignee or transferee is a Qualifying Bank) at least ten (10) Business Days prior to such assignment or transfer; (iii) Parent may make a written objection to Agent or such Lender prior to such assignment or transfer based on Parent’s reasonable belief that such assignment or transfer could reasonably be expected to violate the 10 Non-Bank Rule; and (iv) if such objection is made, such assignment or transfer shall be effected only with Parent’s consent, not to be unreasonably withheld or delayed (it being unreasonable to withhold consent unless such assignment or transfer could reasonably be expected to violate the 10 Non-Bank Rule, including cases where there is reasonable doubt or uncertainty whether the confirmation of the assignee or transferee being a Qualifying Bank is correct or there is reasonable doubt or uncertainty whether the assignee or transferee could be regarded as several parties by the Swiss Federal Tax Administration). Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at one of its offices a copy of each sale or assignment of the Lender pursuant to this Section 11.7 and Section 11.14 delivered to it and a register for the recordation of the names and addresses of the Lenders and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, Agent and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The identity of each Lender (and in case the Lender is a Qualifying Bank the required documentation to prove this qualification) is permitted to be disclosed to the tax authorities of Switzerland by the relevant Swiss Borrower. The parties agree that the foregoing is intended to ensure that the Loans are in “registered form” within the meaning of Section 5f.103-1(c) of the Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) promulgated under the Code (or any amended or successor version) and shall be interpreted consistently therewith. With respect to any Lender that sells participations in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it), (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrowers agree that each participant shall be entitled to the benefits of Section 2.9 (subject to the requirements and limitations therein, including the requirements under Section 2.9(g) (it being understood that the documentation required under Section 2.9(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such participant shall not be entitled to receive any greater payment under Section 2.9, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the

“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8 Exposure Transfers. Subject to Section 11.7, no Lender shall enter into any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(a) relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or any Loan Party);

(b) the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(c) the other person will under no circumstances (other than permitted transfers and assignments under Section 11.7) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Loan Parties under or in relation to this Agreement.

11.9 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California. Payment to Agent and Lender by the Loan Parties of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents (other than the Bermuda Security Documents, the English Security Documents, the Swiss Security Documents and such other Loan Documents as expressly state the contrary) shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE LOAN PARTIES, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE LOAN PARTIES AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST ANY LOAN PARTY. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Loan Parties and Lender; Claims that arise out of or are in any way connected to the relationship among the Loan Parties, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12 Professional Fees. Each Loan Party promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, each Loan Party promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Loan Parties or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Loan Parties, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Loan Party’s estate, and any appeal or review thereof.

11.13 Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by the Loan Parties are confidential and proprietary information of the Loan Parties, if and to the extent such information either (x) is marked as confidential by the Loan Parties at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Loan Parties, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the Loan Parties; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties or any of their respective Affiliates.

11.14 Assignment of Rights. Each Loan Party acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve any Loan Party of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Loan Party for liquidation or reorganization, if any Loan Party becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Loan Party’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.16 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and the Loan Parties unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Loan Parties.

11.18 Agency.

(a) Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Section 11.18, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c) Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d) Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g) Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.19 Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20 Service of Process. Parent, Dermavant England, Dermavant Switzerland and each Subsidiary that is organized outside of the United States of America shall appoint CT Corporation System, or other agent reasonably acceptable to Agent, as its agent for the purpose of accepting service of any process in the United States of America, evidenced by a service of process letter in form and substance reasonably satisfactory to Agent (each, a “Process Letter”). Each Loan Party shall take all actions, including payment of fees to such agent, to ensure that each Process Letter remains effective at all times.

11.21 Multiple Loan Parties.

(a) Loan Party’s Agent. Each Loan Party hereby irrevocably appoints Parent as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Loan Party (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Parent, whether in its own name or on behalf of one or more of the other Loan Parties, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Loan Party as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Loan Parties’ obligations hereunder or any other Loan Document be affected thereby.

(b) Waivers. Each Loan Party hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Loan Party or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Loan Party, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Loan Party or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Loan Party or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Loan Party or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Loan Party or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Loan Party or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Loan Party hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Loan Party), then and in any such event, each Loan Party agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Loan Party, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Loan Party shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Loan Party hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Loan Party, and all rights of recourse to any assets or property of any other Loan Party, and all rights to any collateral or security held for the payment and performance of any Secured

Obligations, including (but not limited to) any of the foregoing rights which any Loan Party may have under any present or future document or agreement with any other Loan Party or other person, and including (but not limited to) any of the foregoing rights which any Loan Party may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c) Consents. Each Loan Party hereby consents and agrees that, without notice to or by any Loan Party and without affecting or impairing in any way the obligations or liability of any Loan Party hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Loan Party or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Loan Parties or any endorsers of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of any Loan Party; (v) apply any sums received from any other Loan Party, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Loan Party consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of any Loan Party, or against or in payment of any or all of the Secured Obligations. Each Loan Party further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d) Independent Liability. Each Loan Party hereby agrees that one or more successive or concurrent actions may be brought hereon against such Loan Party, in the same action in which any other Loan Party may be sued or in separate actions, as often as deemed advisable by Agent. Each Loan Party is fully aware of the financial condition of each other Loan Party and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Loan Party is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Loan Party represents and warrants that it is in a position to obtain, and each Loan Party hereby assumes full responsibility for obtaining, any additional information concerning any other Loan Party’s financial condition and any other matter pertinent hereto as such Loan Party may desire, and such Loan Party is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e) Subordination. All Indebtedness of a Loan Party or any Subsidiary of a Loan Party now or hereafter arising held by another Loan Party or Subsidiary of a Loan Party is subordinated to the Secured Obligations and the Loan Party holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination, or if the Indebtedness is held by a Subsidiary of a Loan Party, such Loan Party shall take all actions reasonably requested by Agent to cause the Subsidiary to effect, to enforce and to give notice of such subordination.

11.22 Swiss Limitation. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, the obligations of Dermavant Switzerland or any other Loan Party incorporated in Switzerland (collectively, the “Swiss Borrower”) and the rights of Agent and Lender under this Agreement and the other Loan Documents are subject to the following limitations:

(a) If and to the extent a guarantee or security interest granted or any other obligations assumed by a Swiss Borrower under this Agreement and the other Loan Documents guarantees or secures obligations of its (direct or indirect) parent company (upstream security) or its sister companies (cross-stream security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security interest or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law, the proceeds from the enforcement of such guarantee, security interest or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of that Swiss Borrower’s freely disposable shareholder or quotaholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free the Swiss Borrower from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder or quotaholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Swiss Borrower on the basis of an interim audited balance sheet as of that time.

(b) In respect of Upstream or Cross-Stream Secured Obligations, the Swiss Borrower shall, as concerns the proceeds resulting from the enforcement of the guarantee or security interest granted or other obligations assumed under this Agreement and the other Loan Documents, if and to the extent required by applicable law in force at the relevant time:

(i) procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently thirty-five percent (35%) at the date of this Agreement) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(iii) notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv) in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction,

1. request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

2. pay to the Agent upon receipt any amount so refunded.

(c) The Swiss Borrower shall promptly take and promptly cause to be taken any action, including the following:

(i) the passing of any shareholders’ or quotaholders’ resolutions, as may be the case, to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the security interest in order to allow a prompt use of the enforcement proceeds;

(ii) preparation of up-to-date audited balance sheet of the Swiss Borrower;

(iii) confirmation of the auditors of the Swiss Borrower that the relevant amount represents the Maximum Amount;

(iv) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v) to the extent permitted by applicable law, Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Borrower’s business (nicht betriebsnotwendig); and

11.23 all such other measures necessary to allow the Swiss Borrower to use enforcement proceeds as agreed hereunder with a minimum of limitations.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Loan Parties, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

DERMAVANT SCIENCES LTD.

Signature:	/s/ Todd Zavodnick
Print Name:	Todd Zavodnick
Title:	Principal Executive Officer

DERMAVANT HOLDINGS LIMITED

Signature:	/s/ Martin Palmer
Print Name:	Martin Palmer
Title:	Director

DERMAVANT SCIENCES GMBH

Signature:	/s/ Wenzel v. d. Heydte
Print Name:	Wenzel v. d. Heydte
Title:

GUARANTOR:

DERMAVANT SCIENCES, INC.

Signature:	/s/ Todd Zavodnick
Print Name:	Todd Zavodnick
Title:	Chief Executive Officer

[Signature Page to Loan and Security Agreement (Dermavant/Hercules)]

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang
Print Name:	Zhuo Huang
Title:	Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang
Print Name:	Zhuo Huang
Title:	Associate General Counsel

[Signature Page to Loan and Security Agreement (Dermavant/Hercules)]

Table of Exhibits and Schedules

Exhibit B:	Term Note

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Schedule 1.1	Commitments

EXHIBIT B

SECURED TERM PROMISSORY NOTE

[THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, BORROWER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO BORROWER AT [                    ].]

$20,000,000	Advance Date: , 20[ ]
Maturity Date: , 20[ ]

FOR VALUE RECEIVED, Dermavant Sciences Ltd., an exempted limited company organized under the laws of Bermuda, Dermavant Holdings Limited, a private limited company organized under the laws of England and Wales, and Dermavant Sciences GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and organized under the laws of Switzerland, for themselves and each of their Subsidiaries that has delivered a Joinder Agreement pursuant to Section 7.13 (collectively, the “Borrowers”) hereby promise to pay to Hercules Capital, Inc., a Maryland corporation, or its registered assigns (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Twenty Million Dollars ($20,000,000) or such other principal amount as Lender has advanced to the Borrowers, together with interest at a rate as set forth in Section 2.2(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated as of May 24, 2019, by and among the Borrowers, Dermavant Delaware, Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Each Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWERS:

DERMAVANT SCIENCES LTD.

Signature:
Print Name:
Title:

DERMAVANT HOLDINGS LIMITED

Signature:
Print Name:
Title:

DERMAVANT SCIENCES GMBH

Signature:
Print Name:
Title:

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Capital, Inc. (as “Agent”)

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated as of May 24, 2019 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Capital, Inc. (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”) and Hercules Capital, Inc., as agent for the Lender (the “Agent”) and Dermavant Sciences Ltd. (the “Company”) as Borrower and each other Borrower and Guarantor party thereto. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, except as set forth below, (i) each Loan Party is in compliance for the period ending                  of all covenants, conditions and terms and (ii) hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. The undersigned further certifies the attached financial statements are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

Exceptions:

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Monthly within 30 days
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 150 days prior to IPO; FYE within 90 days after IPO

Has any Pre-Marketing Approval Payment Trigger (as defined in the (Intercreditor Agreement))? Yes | No

The undersigned hereby confirms that the Loan Parties is in compliance with Sections 7.20 and 7.21 of the Loan Agreement (to the extent applicable), as of the date first set forth above.

The undersigned hereby also confirms the below disclosed accounts represent all depository accounts and securities accounts presently open in the name of each Loan Party or Subsidiary, as applicable.

		Depository AC #	Financial Institution	Account Type (Depository / Securities)	Last Month Ending Account Balance	Purpose of Account
LOAN PARTY Name/Address:
1
2
3
4
5
6
7
LOAN PARTY/ SUBSIDIARY Name/Address
1
2
3
4
5
6
7

Very Truly Yours,

DERMAVANT SCIENCES LTD.

Signature:
Print Name:
Title:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[     ], and is entered into by and between                            , a                  corporation (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A. Subsidiary’s Affiliate, Dermavant Sciences Ltd. (“Company”) has entered/desires to enter into that certain Loan and Security Agreement dated as of May 24, 2019, with Company, each other Borrower (as defined in the Loan Agreement) and Guarantor (as defined in the Loan Agreement), the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended, restated or modified (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.

By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were a Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [        ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other Loan Documents, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.

Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.

Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.

As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:
.

By:
Name:
Title:

Address:

Telephone:
email:

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301 email: legal@ htgc.com
Telephone: 650-289-3060

SCHEDULE 1.1

COMMITMENTS

LENDER	TERM COMMITMENT	HMRC Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
Hercules Capital, Inc.	$20,000,000.00	13/H/370777/DTTP United States
TOTAL COMMITMENTS	$20,000,000.00